UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  December 14, 2009

Commission File Number: 001 – 32032

CONVENIENTCAST INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	83-0375241
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

1174 Manitou Dr., PO Box 363, Fox Island, WA 98333
 (Address of principal executive offices)

(253) 549-4336
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Item 5.02  Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On December 14, 2009, Convenientcast Inc. (the “Company”, “we”, “us”) received a resignation from Kevin Murphy and Howard Bouch.  Mr. Murphy resigned as the Company’s President and Chief Executive Officer, and Mr. Bouch resigned as the Company’s Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer.  Mr. Murphy’s and Mr. Bouch’s resignations were not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.  Additionally, the Company increased the number of directors on its board of directors to 4; creating 2 vacancies.

To fill the vacancies created by the resignation of Mr. Murhpy and Mr. Bouch, the Company appointed the following individuals:

•	Norman Knowles as the Company’s President and Chief Executive Officer; and
•	Shane Arsens as the Company’s Chief Financial Officer, Principal Accounting Officer and Treasurer; and
•	Greg Trevor as the Company’s Secretary.

Mr. Knowles and Mr. Trevor were also appointed to the Company’s board of director to fill the vacancies created by the increase in the number of directors.

Biographical Information:

Norman Knowles, President and Chief Executive Officer

Mr. Knowles, age 55, has spent the last 20 years developing location-based networks within the retail and hospitality industries. Mr. Knowles extended this expertise through a company he co-founded, Your Choice Networks, which delivered an entertainment and advertising platform to the Quick Serve Restaurant (QSR) industry. For the past several years he has consulted and developed content and advertising strategies for emerging location-based networks. Mr. Knowles has owned and operated and continues to be employed by Universal Distributing Co. Ltd. a private distribution and consulting Company since 1976. From December 2004 through April 2005 Mr. Knowles was engaged as a consultant for and partner in Your Choice Network LLC., from April 2005 through September 2007 Mr. Knowles was a shareholder and consultant to Fusion Media Inc., a privately held advertising company.  After leaving Fusion Media Inc., Mr. Knowles helped with the founding of Global Fusion Media Inc., a privately held media company where he was appointed as the President and Chief Executive Officer, and with which we entered into a an acquisition agreement on December 8, 2009.

Greg Trevor, Secretary and Director

Mr. Trevor is an honors graduate from the University of Victoria in British Columbia, Canada. He is 63 years old. His background includes: 15 years of financial services experience with Canadian institutions, and 12 years as an agent and marketer for clients in the toy and game industry. His role encompassed all aspects of the production, distribution, marketing and sales processes. Since his retirement in 1999, he has taken on various consulting roles. From 2001 to 2003, a Canadian company in Lagos, Nigeria hired him to administer an 80 member multi-national staff where he acted as Corporate Liaison to senior business, financial and government leaders during the implementation of a property tax program for the State Government. In 2004, he consulted on a building project in Dubai, UAE. In 2005 he returned to Canada where he consulted to a private leasing firm. Since July 2006, has consulted to Global Fusion Media Inc., privately held media company with which we entered into an acquisition agreement on December 8, 2009, on their C-Store "Captive Audience" TV Network  project.

Shane Arsens, Chief Financial Officer, Principal Accounting Officer, Treasurer, Director

Mr. Arsens, age 55 attended the University of Victoria before joining the family business. He spent 28 years in the hospitality industry operating and overseeing hotels, restaurants, lounges and night clubs. From April 2005 through September 2007 Mr. Arsens was a consultant for Fusion Media Inc., a private company involved in the advertising business. From September 2007 to the present, Mr. Arsens has been engaged as a consultant with Global Fusion Media Inc., a private media company with which we have entered into an acquisition agreement on December 8, 2009, where he is also a Board member and shareholder.

Mr. Knowles, Trevor and Arsens are all affiliates of Global Fusion Media Inc.  Pursuant to the terms of an acquisition agreement entered into on December 8, 2009 we agreed to issue 32,000,000 shares of our common stock to Global Fusion Media Inc. in exchange for the acquisition of its wholly owned subsidiary C-Store Network, LLC. There are no other transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 or one percent of the average of the smaller reporting company's total assets at year end for the last two completed fiscal years, and in which any of the above individuals had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2009	CONVENIENTCAST INC.
(Registrant)

By: /s/ Norman Knowles
Norman Knowles
President and Chief Executive Officer